Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF EQUIFAX INC.

ARTICLE I

The name of the Corporation is EQUIFAX INC.

ARTICLE II

The Corporation shall have authority to issue Three Hundred Ten Million (310,000,000) shares of stock of which Three Hundred Million (300,000,000) shares shall be designated “Common Stock,” $1.25 par value per share, and Ten Million (10,000,000) shares shall be designated “Preferred Stock,” $.01 par value per share.  Shares that are reacquired by the Corporation shall be classified as treasury shares unless the terms of such stock provide to the contrary.

The designations and preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of stock are as follows:

Common Stock

Subject to all of the rights of the Preferred Stock and Series A Participating Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges provided for herein, including, but not limited to, the following rights and privileges:

(a)           Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b)           The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c)           Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each series of Preferred Stock,

including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any such shares, provided that the holders of shares of Preferred Stock will not be entitled to more than the greater of (i) one vote per $100 liquidation value or (ii) one vote per share. The holders of shares of Preferred Stock will not be entitled to vote on any matter separately as a class, except to the extent specified with respect to each series with respect to any amendment or alteration of the provisions of the Articles of Incorporation that would adversely affect the powers, preferences, or special rights of the applicable series of Preferred Stock.

The Board of Directors is expressly authorized at any time to adopt resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, to file articles of amendment which are effective without shareholder action to increase or decrease the number of shares included in each series of Preferred Stock (but not to decrease the number of shares in any series below the number of shares then issued), and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each series.

ARTICLE III

(a)           Except as otherwise provided in these Amended and Restated Articles of Incorporation or pursuant to the terms of any authorized series of Preferred Stock or by action of the Board of Directors pursuant to the Georgia Business Corporation Code, the vote required for shareholder action on all matters shall be the minimum vote required by the Georgia Business Corporation Code.

(b)           The vote required for election of a Director by shareholders, other than in a contested election, shall be the affirmative vote of the holders of a majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present.  A majority of votes cast means that the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director. In a contested election, the nominees receiving the greatest number of votes “for” their election, up to the number of Directors to be elected, shall be elected.  Abstentions and broker non-votes will not count as votes either “for” or “against” a nominee.  The election is “contested” if there are more nominees than Board vacancies, which shall be the case if: (i) the Secretary of the Corporation has received a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for Director set forth in the Corporation’s By-laws and (ii) such nomination has not been withdrawn by such shareholder on or prior to ten (10) days in advance of the date that the Corporation files its definitive proxy statement with the Securities and Exchange Commission with respect to such election (regardless of whether such proxy statement is thereafter revised or supplemented).

ARTICLE IV

(a)           Subject to the rights of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of shares of the Corporation as may be specified in or authorized by these Amended and Restated Articles of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

1.             The Board of Directors of the Corporation shall consist of not less than nine nor more than 20 Directors, the exact number of Directors to be determined from time to time by a resolution of the Board of Directors.

2.             Subject to the provisions of Section 3 of this Article IV, the Directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. At each Annual Meeting of Shareholders, successors to the class of Directors whose term expires at that Annual Meeting of Shareholders shall be elected for a three-year term. If the number of Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to the Board of Directors to fill a vacancy resulting from an increase in such a class shall hold office for a term that shall coincide with the remaining term of that class, unless otherwise required by law, but in no case shall a decrease in the number of Directors for a class shorten the term of an incumbent Director. A Director shall hold office until the Annual Meeting of Shareholders for the year in which such Director’s term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3.             Notwithstanding anything contained in Section 2 of this Article IV to the contrary, beginning at the 2010 Annual Meeting of Shareholders, Directors shall be elected annually for terms of one year, except that any Director whose term expires at the 2011 Annual Meeting of Shareholders or the 2012 Annual Meeting of Shareholders shall continue to hold office until the end of the term for which such Director was elected or appointed and until such Director’s successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Accordingly, (i) at the 2010 Annual Meeting of Shareholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2011 Annual Meeting of Shareholders; (ii) at the 2011 Annual Meeting of Shareholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2012 Annual Meeting of Shareholders; and (iii) at the 2012 Annual Meeting of Shareholders, the Directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 Annual Meeting of Shareholders.

4.             Except as otherwise required by law, any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other reason and any newly created directorships resulting from an increase in the authorized number of Directors or any other reason may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director so chosen shall hold office until the next Annual Meeting of the Shareholders and until his or her successor has been duly elected and qualified. No decrease in the number of authorized Directors shall shorten the term of any incumbent Director.

(b)           Except as may be prohibited by law or by these Amended and Restated Articles of Incorporation, the Board of Directors shall have the right to make, alter, amend, change, add to, or repeal the By-laws of the Corporation, and have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors, each of its members, including without limitation, the vote required for any action by the Board of Directors, and that from time to time shall affect the Directors’ powers to manage the business and affairs of the Corporation. No By-law shall be adopted by shareholders that shall impair or impede the implementation of the foregoing.

(c)           Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage for separate class vote for certain actions may be permitted by law, by these Amended and Restated Articles of Incorporation or by the By-laws of the Corporation), the affirmative vote of the holders of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, shall be required to make, alter, amend, change, add to or repeal any provision of these Amended and Restated Articles of Incorporation or the By-laws of the Corporation inconsistent with this Article IV; provided, however, that this Article IV(c) shall not apply to, and such two-thirds (2/3) vote shall not be required to alter, amend, change, add to or repeal any provisions of the By-laws relating to this Article IV, or this Article IV of these Amended and Restated Articles of Incorporation, recommended by a majority of the Board of Directors.

(d)           The invalidity or unenforceability of this Article IV, or any portion hereof, or of any action taken pursuant to this Article IV shall not affect the validity or enforceability of any other provision of these Amended and Restated Articles of Incorporation, any action taken pursuant to such other provision, or any action taken pursuant to this Article IV.

ARTICLE V

No director shall have any personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for:

(a)           Any appropriation of any business opportunity of the Corporation in violation of the director’s duties;

(b)           Acts or omissions which involve intentional misconduct or a knowing violation of law;

(c)           Liabilities of a director imposed by Section 14-2-832 of the Georgia Business Corporation Code; or

(d)           Any transaction from which the director derived an improper personal benefit.

ARTICLE VI

The Corporation shall indemnify its officers and directors to the fullest extent permitted under the Georgia Business Corporation Code.  Such indemnification shall not be deemed exclusive of any additional indemnification that the Board of Directors may deem advisable or of any rights to which those indemnified may otherwise be entitled.  The Board of Directors of the Corporation may determine from time to time whether and to what extent to maintain insurance providing indemnification for officers and directors and such insurance need not be limited to the Corporation’s power of indemnification under the Georgia Business Corporation Code.